Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Third Quarter Results

and Successful Completion of the Acquisition of Inergy, L.P.’s Retail Propane

Operations

Whippany, New Jersey, August 2, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH) (the “Partnership”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its third quarter ended June 23, 2012. The Partnership also today announced the successful completion of its acquisition of Inergy L.P.’s retail propane operations, effective August 1, 2012 (the “Inergy Propane Acquisition”).

Third Quarter Results

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. Net loss for the three months ended June 23, 2012 was $9.3 million, or $0.26 per Common Unit, compared to a net loss of $6.8 million, or $0.19 per Common Unit, in the prior year third quarter. Net loss for the fiscal 2012 third quarter included $5.9 million in acquisition-related costs associated with the aforementioned acquisition of Inergy, L.P.’s retail propane operations which was announced on April 26, 2012. Excluding the effects of these acquisition-related costs from the fiscal 2012 third quarter, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA amounted to $3.5 million for the fiscal 2012 third quarter, compared to Adjusted EBITDA of $10.3 million in the prior year third quarter.

Retail propane gallons sold in the third quarter of fiscal 2012 decreased approximately 5.6 million gallons, or 10.3%, to 49.0 million gallons compared to 54.6 million gallons in the prior year third quarter. Sales of fuel oil and other refined fuels decreased approximately 1.3 million gallons, or 23.2%, to 4.3 million gallons during the third quarter of fiscal 2012, compared to 5.6 million gallons in the prior year third quarter. The most significant factor impacting volumes in both segments during the third quarter of fiscal 2012 was a near-record warm April 2012, which added to the effects of a record warm second quarter of fiscal 2012, across the Partnership’s service territories. The month of April 2012 was the third warmest on record for the contiguous United States, according to the National Oceanic and Atmospheric Administration, which has been keeping records since 1895. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the third quarter of fiscal 2012 were 16% warmer than both normal and the prior year third quarter.

Revenues of $179.6 million decreased $37.0 million, or 17.1%, compared to the prior year third quarter, primarily due to lower volumes sold and, to a lesser extent, lower average selling prices in the propane segment attributable to lower wholesale propane costs. Average posted prices for propane and fuel oil during the fiscal 2012 third quarter were 34.8% and 5.0% lower, respectively, compared to the prior year third quarter.

Cost of products sold for the third quarter of fiscal 2012 of $88.8 million decreased $36.4 million, or 29.1%, compared to $125.2 million in the prior year third quarter. Cost of products sold in the third quarter of fiscal 2012 included an $8.2 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.3 million unrealized (non-cash) loss in the prior year third quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $79.1 million for the third quarter of fiscal 2012 were $2.3 million, or 2.8%, lower than the prior year third quarter, primarily due to continued savings in payroll and benefit related expenses and lower variable compensation attributable to lower earnings.

Once again, the Partnership funded all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended the third quarter of fiscal 2012 with approximately $116 million of cash. On July 18, 2012, the Partnership announced that its Board of Supervisors had declared a quarterly distribution of $0.8525 per Common Unit for the three months ended June 23, 2012. On an annualized basis, this distribution rate equates to $3.41 per Common Unit. The $0.8525 per Common Unit distribution will be paid on August 7, 2012 to Common Unitholders of record as of July 31, 2012.

As previously announced on April 26, 2012, the Partnership’s Board of Supervisors approved an increase in the annualized distribution rate to $3.50 per Common Unit (conditioned on the closing of the Inergy Propane Acquisition) which represents an increase of $0.09 per Common Unit, or 2.6%, compared to our current annualized distribution rate. With today’s announcement of the closing of this acquisition, the Partnership reaffirms the distribution at the increased rate, which will be effective for the quarterly distribution paid in respect of the first quarter of fiscal 2013 ending December 29, 2012.

Acquisition of Inergy, L.P.’s Retail Propane Operations

The Partnership also announced today that it has successfully completed the acquisition of Inergy L.P.’s (“Inergy”) retail propane operations, effective August 1, 2012. The stated purchase price of the acquisition was approximately $1.8 billion. The acquisition adds approximately 600,000 propane customers and nearly 300 million retail propane gallons sold. With this acquisition, Suburban believes that it is now the third largest retail marketer of propane in the United States, as measured by retail gallons sold by both companies in the calendar year 2011.

In connection with the Inergy Propane Acquisition, the Partnership successfully completed on August 1, 2012, its previously announced offers to exchange (“Exchange Offers”) and related consent solicitations in connection with certain outstanding notes of Inergy, pursuant to which it issued $496.6 million principal amount of new unsecured 7  1/2% Senior Notes due 2018 and $503.4 million principal amount of new unsecured 7 3/8% Senior Notes due 2021, and paid $184.8 million in cash to Inergy noteholders pursuant to the Exchange Offers. Additionally, the Partnership distributed 14.2 million new Suburban common units to Inergy, of which all but 0.1 million common units will subsequently be distributed by Inergy to its unitholders.

In announcing the closing of this transaction, President and Chief Executive Officer Michael J. Dunn, Jr., said, “We are extremely pleased to complete the Inergy Propane Acquisition, which brings together two of the largest and finest retail propane businesses in the propane industry. We welcome the employees of Inergy’s retail propane business to the Suburban family and look forward to achieving extraordinary things together in our quest to provide unparalleled service to our customers and value for our unitholders. We would also like to thank all of the Suburban and Inergy employees who have worked tirelessly over the last few months to prepare for this day.”

Mr. Dunn added, “Our integration plans are well established, and we are poised, starting today, to begin combining operations into one company that serves approximately 1.3 million customers in 41 states. We will continue to follow the path that has brought us to this point, by leveraging the investments we have made in people and technology across our newly expanded service territories and customer base, in order to further strengthen our operating platform and achieve our ultimate goal of delivering sustainable, profitable growth for our valued unitholders.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership now serves the energy needs of approximately 1.3 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

In addition, cautionary statements include statements regarding the timing, impact on our results of operations, liquidity and capital resources, along with and the tangible and intangible expected benefits of the Inergy Propane Acquisition, and also include statements relating to or regarding:

•	the cost savings, transaction costs or integration costs that the Partnership anticipates to arise from the Inergy Propane Acquisition;

•	various actions to be taken or requirements to be met in connection with completing the Inergy Propane Acquisition or integrating the acquired operations into the Partnership’s operations;

•	revenue, income and operations of the combined company after the Inergy Propane Acquisition is consummated;

•	future issuances of debt and equity securities and the Partnership’s ability to achieve financing in connection with the Inergy Propane Acquisition or otherwise; and

•	other objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, including those discussed above could cause actual results to differ materially from those described in the forward-looking statements:

•	expected cost savings from the Inergy Propane Acquisition may not be fully realized or realized within the expected time frame;

•	the Partnership’s revenue following the Inergy Propane Acquisition may be lower than expected;

•	weather conditions resulting in reduced demand;

•	costs related to the integration of the acquired businesses and the Partnership may be greater than expected;

•	general economic conditions, either internationally or nationally or in the jurisdictions in which the Partnership is doing business, may be less favorable than expected;

•	inability to retain key personnel after the Inergy Propane Acquisition; and

•	operating, legal and regulatory risks.

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2011 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 23, 2012 and June 25, 2011

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Revenues
Propane	$142,681	$169,258	$666,796	$786,968
Fuel oil and refined fuels	17,533	22,528	92,262	124,448
Natural gas and electricity	12,119	16,691	51,878	68,348
All other	7,268	8,086	26,177	29,208

	179,601	216,563	837,113	1,008,972

Costs and expenses
Cost of products sold	88,776	125,175	480,751	571,511
Operating	65,369	68,747	202,604	213,831
General and administrative	13,778	12,618	40,231	37,399
Severance charges	—	—	—	2,000
Acquisition-related costs	5,950	—	5,950	—
Depreciation and amortization	8,472	9,670	23,906	26,304

	182,345	216,210	753,442	851,045

Operating (loss) income	(2,744)	353	83,671	157,927
Loss on debt extinguishment	—	—	507	—
Interest expense, net	6,479	6,867	19,742	20,532

(Loss) income before (benefit from) provision for income taxes	(9,223)	(6,514)	63,422	137,395
Provision for (benefit from) income taxes	100	273	(60)	737

Net (loss) income	$(9,323)	$(6,787)	$63,482	$136,658

Net (loss) income per Common Unit - basic	$(0.26)	$(0.19)	$1.78	$3.85

Weighted average number of Common Units outstanding - basic	35,653	35,540	35,616	35,517

Net (loss) income per Common Unit - diluted	$(0.26)	$(0.19)	$1.77	$3.83

Weighted average number of Common Units outstanding - diluted	35,653	35,540	35,794	35,712

Supplemental Information:
EBITDA (a)	$5,728	$10,023	$107,070	$184,231
Adjusted EBITDA (a)	$3,460	$10,336	$108,435	$183,994
Retail gallons sold:
Propane	49,014	54,629	213,234	254,949
Refined fuels	4,314	5,621	22,574	33,263
Capital expenditures:
Maintenance	$2,629	$2,162	$7,856	$7,398
Growth	$2,388	$3,662	$6,528	$9,843

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments, loss on debt extinguishment, loss on asset disposal, severance charges and acquisition-related charges. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Net (loss) income	$(9,323)	$(6,787)	$63,482	$136,658
Add:
Provision for (benefit from) income taxes	100	273	(60)	737
Interest expense, net	6,479	6,867	19,742	20,532
Depreciation and amortization	8,472	9,670	23,906	26,304

EBITDA	5,728	10,023	107,070	184,231
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(8,218)	313	(7,170)	(2,237)
Loss on debt extinguishment	—	—	507	—
Loss on asset disposal	—	—	2,078	—
Severance charges	—	—	—	2,000
Acquisition-related costs	5,950	—	5,950	—

Adjusted EBITDA	3,460	10,336	108,435	183,994
Add / (subtract):
(Provision for) benefit from income taxes	(100)	(273)	60	(737)
Interest expense, net	(6,479)	(6,867)	(19,742)	(20,532)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	8,218	(313)	7,170	2,237
Severance charges	—	—	—	(2,000)
Acquisition-related costs	(5,950)	—	(5,950)	—
(Gain) loss on disposal of property, plant and equipment, net	(35)	67	(246)	(2,844)
Compensation cost recognized under Restricted Unit Plans	911	737	3,261	3,136
Changes in working capital and other assets and liabilities	56,177	56,316	(19,738)	(53,413)

Net cash provided by operating activities	$56,202	$60,003	$73,250	$109,841

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.